Exhibit 99.1

Contact:	Jim Rapp Vice President of Marketing Market Central, Inc. 888-773-3501 x 5010

Market Central Issues Year End Results

Atlanta, GA-— (Business Wire) — December 2, 2003 — Market Central, Inc. (OTC BB: MKTE), a growing provider of Customer Relationship Management (CRM) services and solutions, today announced its year end results for 2003. The Company reported revenues of $11,720,608 and $8,755,369 for the years ended August 31, 2003 and 2002, respectively reflect an increase of $2,965,239 or 33.8%.

Earnings per share for fiscal 2003 were ($0.45) per share versus ($1.32) per share for fiscal 2002. The loss in 2003 was attributed to the planned acquisitions of U.S. Convergion, Inc. (acquired on April 3, 2003) and the assets of Pliant Technologies, Inc. (acquired in July 2003).

These acquisitions are in concert with the Company’s previously announced plans to build a full service Customer Relationship Management (CRM) entity and to add capabilities by acquisitions or partnerships.

Market Central President and CEO, Terrence J. Leifheit, stated: “We are presently absorbing the costs of our strategic acquisitions of U.S. Convergion and the assets of Pliant Technologies. These acquisitions afford us an opportunity to develop our strategic line of proprietary products at a very reasonable cost. We feel our losses are temporary and that we will achieve profitability within the next two quarters.”

The acquisitions are central to the Company’s strategic vision of a CRM provider and enable it to offer a complete suite of CRM solutions. The CRM marketplace is projected by industry analysts to reach $101 billion by 2007.

For additional information, contact:

Jim Rapp, 888-773-3501 ext. 5010

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as “expects,” “intends,” “anticipates,” “believes” and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, our ability to successfully centralize and consolidate various support functions, in addition to general economic conditions, operating results, market acceptance of our CRM solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with “safe harbor” provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

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